Exhibit 99.1

Epiq Systems Names Karin-Joyce Tjon

as Executive Vice President and Chief Financial Officer

Kansas City, KS (June 18, 2014) - Epiq Systems, Inc. (NASDAQ:  EPIQ), a leading provider of managed technology for the global legal profession, today announced the appointment of Karin-Joyce (KJ) Tjon as executive vice president and chief financial officer of the company effective July 1, 2014.  As CFO, Ms. Tjon will join the company’s executive management committee and be responsible for the overall management of the company’s global finance and accounting organization.

Ms. Tjon has extensive global financial management and leadership experience, most recently as the chief financial officer of Hawker Beechcraft Corporation (“HBC”), a $2.5 billion international manufacturer of business and special mission aircraft.  Prior to HBC, she served for close to 10 years as managing director at Alvarez & Marsal, a leading independent global professional services firm specializing in business turnaround and business advisory services.

Ms. Tjon holds an MBA in management and finance from Columbia University’s Graduate School of Business and a bachelor’s degree in organizational behavior and management from Ohio University.

“KJ is a results-oriented, global executive with significant financial and management leadership capabilities that are perfectly suited for Epiq,” said Tom W. Olofson, chairman and chief executive officer.  “Her exceptional mix of international finance, restructuring management experience, and strong financial discipline will position Epiq to more effectively deliver shareholder value through strategic growth and bottom-line financial management.  We are very pleased to have her join our executive management team.”

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy, and class action and mass tort administration.  We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters.  Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.  Visit us at www.epiqsystems.com.

For more information

Lew P. Schroeber, Investor Relations

Telephone: 913-621-9500

Email:  ir@epiqsystems.com

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